Exhibit 10.6

TDCX INC

TDCX PERFORMANCE SHARE PLAN

(Adopted by Ordinary Resolution on August 26, 2021)

RULES OF

THE TDCX PERFORMANCE SHARE PLAN (#BEMORE PLAN)

1.	NAME OF THE PLAN

The Plan shall be called the “TDCX Performance Share Plan” (#BEMORE PLAN).

2.	DEFINITIONS

2.1	In the TDCX Performance Share Plan, unless the context otherwise requires, the following words and expressions shall have the following meanings:

“Adoption Date”	:	The date on which the TDCX Performance Share Plan is adopted by the Company in general meeting.

“ADS”	:	An American Depositary Share which represents a Share.

“Associated Company”	:	A company in which at least 20% but not more than 50% of its shares are held by the Company or the Group and over whom the Company has control.

“Auditors”	:	The auditors of the Company for the time being.

“Award”	:	A contingent award of Shares granted under Rule 5.

“Award Date”	:	In relation to an Award, the date on which the Award is granted pursuant to Rule 5.

“Award Letter”	:	A letter in such form as the Committee shall approve confirming an Award granted to a Participant by the Committee.

“Board”	:	The board of directors of the Company for the time being.

“Committee”	:	A committee comprising directors of the Company duly authorized and appointed by the Board to administer the TDCX Performance Share Plan.

“Communication”	:	An Award, including the Award Letter and/or any correspondence made or to be made under the TDCX Performance Share Plan (individually or collectively).

“Company”	:	TDCX INC., an exempted company incorporated under the laws of the Cayman Islands.

“Constitution”	:	The memorandum and articles of association of the Company, as amended from time to time.

“Consultant”		“Consultant” means an independent contractor who is a natural person and performs services for the Group in a capacity other than as an Group Employee.

“Depositary”	:	A depositary bank acting as depositary in respect of ADSs.

“Group”	:	The Company and its subsidiaries.

“Group Employee”	:	Any employee of the Group (including any Group Executive Director) or any employee of the Group who is seconded to an Associated Company. For the avoidance of doubt, the secondment of an employee to an Associated Company shall not be regarded as a break in his employment or him having ceased by reason only of such secondment to be an employee of the Group.

“Group Executive Director”	:	A director of the Company and/or any of its subsidiaries, as the case may be, who performs an executive function.

“Non-Employee Director”		A member of the Board who is not otherwise a Group Employee.

“Participant”	:	The holder of an Award (including, where applicable, the executor or personal representative of such holder), which may be a Group Employee a Non-Employee Director or a Consultant.

“Performance Condition”	:	In relation to an Award, the condition specified on the Award Date in relation to that Award.

“Performance Period”	:	In relation to an Award, a period, the duration of which is to be determined by the Committee on the Award Date, during which the Performance Condition(s) is (are) to be satisfied.

“Plan” or “TDCX Performance Share Plan”	:	The TDCX Performance Share Plan, as modified or altered from time to time.

“Record Date”	:	The date fixed by the Company for the purposes of determining entitlements to dividends or other distributions to, or rights of, holders of Shares.

“Release”	:	In relation to an Award, the release of all or some of the Shares to which that Award relates in accordance with Rule 7 and, to the extent that any Shares which are the subject of the Award are not released pursuant to Rule 7, the Award in relation to those Shares shall lapse accordingly and “Released” shall be construed accordingly.

“Released Award”	:	An Award which has been Released in full or in part in accordance with Rule 7.

“Retention Period”	:	In relation to an Award, such period commencing on the Vesting Date in relation to that Award as may be determined by the Committee on the Award Date.

“Security Device”	:	Any smartcard, digital certificate, digital signature, encryption device, electronic key, logon identifier, password, personal identification number, and/or other code or any access procedure incorporating any one or more of the foregoing, designated by the Company for use in conjunction with the TDCX Performance Share Plan.

“Shares”	:	Ordinary shares with a par value of US$0.0001 each in the capital of the Company.

“Vesting”	:	In relation to Shares which are the subject of a Released Award, the absolute entitlement of the relevant Participant to receive all or some of the Shares which are the subject of a Released Award and “Vest” and “Vested” shall be construed accordingly.

“Vesting Date”	:	In relation to Shares which are the subject of a Released Award, the date (as determined by the Committee and notified to the relevant Participant) on which those Shares are to be Vested pursuant to Rule 7.

“Written” and “in writing”	:	include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record. Any requirements as to delivery under this Plan include delivery in the form of an Electronic Record.

“year”	:	Calendar year, unless otherwise stated.

“%”	:	Per centum or percentage.

2.2

Words importing the singular number shall, where applicable, include the plural number and vice versa. Words importing the masculine gender shall, where applicable, include the feminine and neuter gender.

2.3	Any reference to a time of a day in the TDCX Performance Share Plan is a reference to Singapore time.

2.4

Any reference in the TDCX Performance Share Plan to any enactment is a reference to that enactment as for the time being amended or re-enacted. A reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted .

3.	OBJECTIVES OF THE TDCX PERFORMANCE SHARE PLAN

The TDCX Performance Share Plan is a share incentive scheme. The TDCX Performance Share Plan is proposed on the basis that it is important to retain staff whose contributions are essential to the well-being and prosperity of the Group and to give recognition to outstanding employees, consultants, non-employee directors and executive directors of the Group who have contributed to the growth of the Group. The TDCX Performance Share Plan will give Participants an opportunity to have a personal equity interest in the Company and will help to achieve the following positive objectives:

(a)	to motivate the Participant to optimize his performance standards and efficiency, maintain a high level of contribution to the Group and strive to deliver long-term shareholder value;

(b)	to retain key executives and executive directors of the Group whose contributions are essential to the long-term growth and profitability of the Group;

(c)	to instill loyalty to, and a stronger identification by employees with the long-term prosperity of, the Company;

(d)	to attract potential employees, non-employee directors and consultants with relevant skills to contribute to the Group and to create value for the shareholders of the Company; and

(e)	to align the interests of employees, consultants, non-employee directors and executive directors with the interests of the shareholders of the Company.

4.	ELIGIBILITY OF PARTICIPANTS

4.1

Selected Group Employees who have attained the age of twenty-one (21) years and hold such rank and selected Consultants and Non-Employee Directors, in each case, as may be designated by the Committee from time to time shall be eligible to participate in the TDCX Performance Share Plan at the absolute discretion of the Committee taking into consideration, among other things, role, seniority, length of service, performance history and potential contribution to the Group, in each case, as applicable.

5.	GRANT OF AWARDS

5.1

The Committee may grant Awards to eligible Group Employees, Non-Employee Directors and Consultants as the Committee may select, in its absolute discretion, at any time during the period when the TDCX Performance Share Plan is in force.

5.2

The number of Shares which are the subject of each Award to be granted to a Participant in accordance with the TDCX Performance Share Plan shall be determined at the absolute discretion of the Committee, which shall take into account such criteria as it considers fit, including (but not limited to) his rank, job performance, years of service and potential for future development, his contribution to the success and development of the Group and the extent of effort and difficulty with which the Performance Condition(s) may be achieved within the Performance Period.

5.3	The Committee shall decide in relation to an Award:

(a)	the Participant;

(b)	the Award Date;

(c)	the number of Shares which are the subject of the Award;

(d)	the Performance Condition(s);

(e)	the Performance Period;

(f)

the extent to which Shares which are the subject of that Award shall be Released on the Performance Condition(s) being satisfied (whether fully or partially) or exceeded or not being satisfied, as the case may be, at the end of the Performance Period; and

(g)	any other condition which the Committee may determine in relation to that Award.

5.4	As soon as reasonably practicable after making an Award the Committee shall send to each Participant an Award Letter confirming the Award and specifying in relation to the Award:

(a)	the Award Date;

(b)	the number of Shares which are the subject of the Award;

(c)	the Performance Condition(s);

(d)	the Performance Period;

(e)

the extent to which Shares which are the subject of that Award shall be Released on the Performance Condition(s) being satisfied (whether fully or partially) or exceeded or not being satisfied, as the case may be, at the end of the Performance Period;

(f)	the Retention Period, if any; and

(g)	any other condition which the Committee may determine in relation to that Award.

5.5	Participants are not required to pay for the grant of Awards.

5.6

The Committee may amend or waive the Performance Period, the Performance Condition(s), the extent to which Shares which are the subject of that Award shall be Released on the Performance Condition(s) being satisfied (whether fully or partially) or exceeded or not being satisfied, as the case may be, at the end of the Performance Period, the Retention Period and/or any condition applicable to that Award:

(a)

in the event of a take-over offer being made for the Shares or if a compromise or arrangement proposed for the purposes of, or in connection with, a scheme of arrangement of the Company or its merger, consolidation or amalgamation with another company or companies being approved by shareholders of the Company and/or sanctioned by the Grand Court of the Cayman Islands or in the event of an order being made or a resolution passed for the winding-up of the Company (other than as provided in Rule 6.1(a) or for reconstruction or amalgamation) or a proposal to sell all or substantially all of the assets of the Company;

(b)	in the event that the Company shall make a capital distribution or a declaration of a dividend (whether in cash or in specie); or

(c)	if anything happens which causes the Committee to conclude that:

(i)	a changed Performance Condition would be a fairer measure of performance, and would be no less difficult to satisfy; or

(ii)	a Performance Condition should be waived,

and shall notify the Participants of such change or waiver.

5.7

An Award or Released Award shall be personal to the Participant to whom it is granted and, prior to the allotment and/or transfer to the Participant of the Shares to which the Released Award relates, shall not be transferred (other than to a Participant’s personal representative on the death of that Participant), charged, assigned, pledged or otherwise disposed of, in whole or in part, except with the prior approval of the Committee and if a Participant shall do, suffer or permit any such act or thing as a result of which he would or might be deprived of any rights under an Award or Released Award without the prior approval of the Committee, that Award or Released Award shall immediately lapse.

6.	EVENTS PRIOR TO THE VESTING DATE

6.1	An Award shall, to the extent not yet Released, immediately lapse without any claim whatsoever against the Company:

(a)	in the event that an order is made for the winding-up of the Company on the basis of, or by reason of, its insolvency;

(b)	in the event of misconduct on the part of the Participant as determined by the Committee in its discretion; or

(c)

subject to Rule 6.2(b), upon the Participant who is a Group Employee ceasing to be in the employment or, with respect to Consultants an Non-Employee Directors, service, of the Group, for any reason whatsoever.

For the purposes of Rule 6.1(c), the Participant shall be deemed to have ceased to be so employed (or providing services with respect to a Participant who is a Consultant or Non-Employee Director) as of the date the notice of termination of employment (or services, in the case of a Consultant or Non-Employee Director) is tendered by or is given to him, unless such notice is withdrawn prior to its effective date.

6.2	In any of the following events, namely:

(a)	the bankruptcy of the Participant or the happening of any other event which results in his being deprived of the legal or beneficial ownership of an Award;

(b)	where the Participant who is a Group Employee ceases at any time to be in the employment of the Group, by reason of:

(i)	ill health, injury or disability (in each case, evidenced to the satisfaction of the Committee);

(ii)	redundancy;

(iii)	retirement at or after the legal retirement age;

(iv)	retirement before the legal retirement age with the consent of the Committee;

(v)

the company by which he is employed or to which he is seconded, as the case may be, ceasing to be a company within the Group, or the undertaking or part of the undertaking of such company being transferred otherwise than to another company within the Group; or

(vii)	any other event approved by the Committee;

(c)	the death of a Participant; or

(d)	any other event approved by the Committee,

the Committee may, in its absolute discretion determine whether an Award then held by such Participant, to the extent not yet Released, shall lapse or that all or any part of such Award shall be preserved. If the Committee determines that an Award shall lapse, then such Award shall lapse without any claim whatsoever against the Company. If the Committee determines that all or any part of an Award shall be preserved, the Committee shall decide as soon as reasonably practicable following such event either to Vest some or all of the Shares which are the subject of the Award or to preserve all or part of any Award until the end of the Performance Period and subject to the provisions of the TDCX Performance Share Plan. In exercising its discretion, the Committee will have regard to all circumstances on a case-by-case basis, including (but not limited to) the contributions made by that Participant and the extent to which the Performance Condition(s) has (have) been satisfied.

6.3	Without prejudice to the provisions of Rule 5.6, if before a Vesting Date, any of the following occurs:

(a)	a take-over offer for the Shares becomes or is declared unconditional;

(b)

a compromise or arrangement proposed for the purposes of, or in connection with, a scheme of arrangement of the Company or its merger, consolidation or amalgamation with another company or companies being approved by shareholders of the Company and/or sanctioned by the Grand Court of the Cayman Islands; or

(c)	an order being made or a resolution passed for the winding-up of the Company (other than as provided in Rule 6.1(a) or for amalgamation or reconstruction),

the Committee will consider, at its discretion, whether or not to Release any Award, and will take into account all circumstances on a case-by-case basis, including (but not limited to) the contributions made by that Participant. If the Committee decides to Release any Award, then in determining the number of Shares to be Vested in respect of such Award, the Committee will (if applicable) have regard to the proportion of the Performance Period(s) which has (have) elapsed and the extent to which the Performance Condition(s) has (have) been satisfied. Where Awards are Released, the Committee will, as soon as practicable after the Awards have been Released, procure the allotment or transfer to each Participant of the number of Shares so determined in accordance with Rule 7.

7.	REVIEW OF PERFORMANCE CONDITION(S), VESTING OF AWARDS AND RELEASE OF AWARDS

7.1	Review of Performance Condition(s)

7.1.1

The Committee shall, as soon as reasonably practicable after the end of the relevant Performance Period, review the Performance Condition(s) specified in respect of each Award and determine at its discretion:

(a)	whether the Performance Condition has been satisfied and if so, the extent to which it has been satisfied;

(b)	whether any other condition applicable to such Award has been satisfied; and

(c)	the number of Shares (if any) comprised in such Award to be Released to the relevant Participant.

7.1.2

The Committee shall have full discretion to determine whether any Performance Condition has been satisfied (whether fully or partially) or exceeded and in making any such determination, the Committee shall have the right to make reference to the audited results of the Company or the Group (as the case may be) to take into account such factors as the Committee may determine to be relevant, such as changes in accounting methods, taxes and extraordinary events, and further (but without prejudice to the provisions of Rule 5.6), the right to amend any Performance Condition if the Committee decides that a changed performance target would be a fairer measure of performance. If the Committee determines, in its sole discretion, that the Performance Condition and/or any other condition applicable to that Award has not been satisfied (whether fully or partially) or (subject to Rule 6) if the relevant Participant has not continued to be a Group Employee or a Consultant or Non-Employee Director, as applicable, from the Award Date up to the end of the relevant Performance Period, that Award shall lapse and be of no value.

7.1.3

The Committee shall, subject to Rules 6, 7.1.1 and 7.1.2 and provided that the relevant Participant has continued to be a Group Employee or Consultant or Non-Employee Director, as applicable, from the Award Date up to the end of the Performance Period, Release to that Participant the number of Shares determined by the Committee under Rule 7.1.1(c) on the Vesting Date relating thereto. Such part of an Award not Released shall lapse and be of no value.

7.2	Delivery of Shares

7.2.1

Shares which are Released to a Participant pursuant to Rule 7.1 shall be delivered on day falling as soon as practicable (as determined by the Committee) after the relevant Vesting Date by way of an allotment and issuance or transfer to the Participant of the relevant number of Shares (which may, in the case of a transfer of Shares, include Shares held by the Company as treasury shares).

7.2.2

Shares delivered pursuant to Rule 7.2.1 shall be delivered in consideration of the services which have been provided by the Participant to the Group during the Performance Period, including the satisfaction of the Performance Condition and any other conditions applicable to such Award; it being acknowledged and agreed that the provision by the Participant of such services shall accrue a benefit to the Company with a value which exceeds the par value of the Shares so delivered. Where such Shares are delivered by means of the allotment and issue of Shares, such Shares shall be issued credited as fully paid and non-assessable.

7.2.3

Shares which are allotted and issued or transferred pursuant to the Release of any Award to a Participant shall be issued in the name of, or transferred to, that Participant and the register of members of the Company be updated to reflect that Participant as the holder of the relevant Shares.

7.2.4

Alternatively, at the discretion of the Committee, the Shares may be issued or transferred to the Depositary, for the purposes of the issuance by the Depositary to the Participant of such number of ADSs as represents such underlying Shares which have been issued or transferred to the Depositary, and the delivery of such ADSs to the Participant shall be deemed to satisfy in full the Company’s obligations to deliver the relevant Shares under this Rule 7.2.

7.3	Ranking of Shares

New Shares allotted and issued, and existing Shares procured by the Company for transfer, pursuant to the Release of any Award shall:

(a)	be subject to all the provisions of the Constitution; and

(b)

rank in full for all entitlements, including dividends or other distributions declared or recommended in respect of the then existing Shares, the Record Date for which is on or after the relevant Vesting Date, and shall in all other respects rank pari passu with other existing Shares then in issue.

7.4	Retention Period

If a Retention Period is specified in relation to an Award, Shares which are allotted or transferred on the Release of an Award to a Participant shall not be transferred, charged, assigned, pledged or otherwise disposed of, in whole or in part, during such Retention Period, except to the extent set out in the Award Letter or with the prior approval of the Committee. The Company shall be at liberty to take any steps which it considers necessary or appropriate to enforce or give effect to the restriction on the transfer, charge, assignment, pledge or disposal of Shares during the Retention Period otherwise than in accordance with the Award Letter or as approved by the Committee.

8	LIMITATION ON THE SIZE OF THE TDCX PERFORMANCE SHARE PLAN

8.1	Subject to Rule 8.2, the total number of Shares over which the Committee may grant new Awards on any date, when added to:

(a)

the total number of new Shares allotted and issued and/or to be allotted and issued and issued Shares (including treasury shares) delivered and/or to be delivered, pursuant to Awards already granted under the TDCX Performance Share Plan; and

(b)	the total number of Shares subject to any other share option or share schemes of the Company,

shall not exceed 5% of the total number of issued Shares (excluding Shares held by the Company as treasury shares) on the date preceding the date of the relevant new Award.

8.2	Shares which are the subject of Awards which have lapsed for any reason whatsoever may be the subject of further Awards granted by the Committee under the TDCX Performance Share Plan.

9.	ADJUSTMENT EVENTS

9.1

If a variation in the ordinary share capital of the Company (whether by way of a reclassification, redesignation, capitalization of profits or reserves or rights issue, reduction, subdivision, consolidation, distribution or otherwise) shall take place or (without prejudice to the provisions of Rule 5.6) if the Company shall make a capital distribution or a declaration of a dividend (whether in cash or in specie), then the Committee may, in its sole discretion, determine whether:

(a)	the class and/or number of Shares which are the subject of an Award to the extent not yet Vested; and/or

(b)	the class and/or number of Shares in respect of which future Awards may be granted under the TDCX Performance Share Plan,

shall be adjusted and if so, the manner in which such adjustments should be made. Any adjustment must be made in a way that a Participant will not receive a benefit that a shareholder of the Company does not receive.

9.2

Unless the Committee considers an adjustment to be appropriate, the issue of shares or other securities as consideration for an acquisition or a private placement of shares or other securities, or upon the exercise of any options or conversion of any loan stock or any other securities convertible into Shares or subscription rights of any warrants, or the cancelation of issued Shares purchased or acquired by the Company, shall not normally be regarded as a circumstance requiring adjustment.

9.3

Notwithstanding the provisions of Rule 9.1, any adjustment (except in relation to a capitalization issue) must be confirmed in writing by the Auditors (acting only as experts and not as arbitrators) to be in their opinion, fair and reasonable.

9.4

Upon any adjustment required to be made pursuant to this Rule 9, the Company shall notify the Participant (or his duly appointed personal representatives where applicable) in writing and deliver to him (or his duly appointed personal representatives where applicable) a statement setting forth the class and/or number of Shares which are the subject of the adjusted Award. Any adjustment shall take effect upon such written notification being given or on such date as may be specified in such written notification.

10.	ADMINISTRATION OF THE TDCX PERFORMANCE SHARE PLAN

10.1

The TDCX Performance Share Plan shall be administered by the Committee in its absolute discretion with such powers and duties as are conferred on it by the Board, provided that no member of the Committee shall participate in any deliberation or decision in respect of Awards granted or to be granted to him. The Committee shall comprise directors of the Company (including directors who may be Participants of the TDCX Performance Share Plan).

10.2

The Committee shall have the power, from time to time, to make and vary such arrangements, guidelines and/or regulations (not being inconsistent with the TDCX Performance Share Plan) for the implementation and administration of the TDCX Performance Share Plan, to give effect to the provisions of the TDCX Performance Share Plan and/or to enhance the benefit of the Awards and the Released Awards to the Participants, as it may, in its absolute discretion, think fit. Any matter pertaining or pursuant to the TDCX Performance Share Plan and any dispute and uncertainty as to the interpretation of the TDCX Performance Share Plan or any rule, regulation or procedure thereunder or any rights under the TDCX Performance Share Plan shall be determined by the Committee.

10.3

Neither the TDCX Performance Share Plan nor Awards granted under the TDCX Performance Share Plan shall impose on the Company or the Committee or any of its members any liability whatsoever in connection with:

(a)	the lapsing of any Awards pursuant to any provision of the TDCX Performance Share Plan;

(b)	the failure or refusal by the Committee to exercise, or the exercise by the Committee of, any discretion under the TDCX Performance Share Plan; and/or

(c)	any decision or determination of the Committee made pursuant to any provision of the TDCX Performance Share Plan.

10.4

Any decision or determination of the Committee made pursuant to any provision of the TDCX Performance Share Plan (other than a matter to be certified by the Auditors) shall be final, binding and conclusive (including for the avoidance of doubt, any decisions pertaining to disputes as to the interpretation of the TDCX Performance Share Plan or any rule, regulation or procedure hereunder or as to any rights under the TDCX Performance Share Plan). The Committee shall not be required to furnish any reasons for any decision or determination made by it.

11.	NOTICES AND COMMUNICATIONS

11.1

Any notice required to be given by the Participant to the Company shall be sent or made to the registered office of the Company or such other address (including an electronic mail address) or facsimile number, and marked for the attention of the Committee, as may be notified by the Company to the Participant in writing.

11.2

Any notices or documents required to be given to a Participant or any correspondence to be made between the Company and a Participant shall be given or made by the Committee (or such person(s) as it may from time to time direct) on behalf of the Company and shall be delivered to a Participant by hand or sent to a Participant at his home address, electronic mail address or facsimile number according to the records of the Company or the last known address, electronic mail address or facsimile number provided by the Participant to the Company.

11.3

Any notice or other communication from a Participant to the Company shall be irrevocable, and shall not be effective until received by the Company. Any other notice or communication from the Company to a Participant shall be deemed to be received by the Participant, when left at the address specified in Rule 11.2 or, if sent by post, on the day following the date of posting or, if sent by electronic mail or facsimile transmission, on the day of despatch.

11.4

Any Communication under the TDCX Performance Share Plan may be communicated electronically through the use of a Security Device, or through an electronic page, site, or environment designated by the Company which is accessible only through the use of a Security Device, and such Communication shall thereby be deemed to have been sent by the designated holder of such Security Device.

11.5

The Company may accept and act upon any Communication issued and/or transmitted through the use of the Participant’s Security Device pursuant to Rule 11.4 (whether actually authorized by the Participant or not) as his authentic and duly authorized Communication and the Company shall be under no obligation to investigate the authenticity or authority of persons effecting the Communication or to verify the accuracy and completeness of the Communication and the Company may treat the Communication as valid and binding on the Participant, notwithstanding any error, fraud, forgery, lack of clarity or misunderstanding in the terms of such Communication.

11.6

All Communications issued and/or transmitted through the use of a Participant’s Security Device pursuant to Rule 11.4 (whether authorized by the Participant or not) are irrevocable and binding on the Participant upon transmission to the Company and the Company shall be entitled to effect, perform or process such Communications without the Participant’s further consent and without any further reference or notice to the Participant.

11.7	It shall be the Participant’s sole responsibility to ensure that all information contained in a Communication is complete, accurate, current, true and correct.

11.8	A Participant shall ensure (and shall take all necessary precautions to ensure) that:

(a)	he complies with the Company’s procedural and/or operational guidelines relating to Security Devices;

(b)	all his Security Devices are kept completely confidential and secure; and

(c)	there is no unauthorized use or abuse of his Security Devices.

11.9

A Participant shall notify and/or contact the Company immediately if he becomes aware, has reason to believe, or suspects that any Security Device has become compromised, including but not limited to where:

(a)	the security or integrity of any Security Device may have been compromised;

(b)	such Security Device has become known or been revealed to any other person;

(c)	there has been unauthorized use of the Security Device; and/or

(d)	such Security Device is lost, damaged, defective or stolen,

and the Participant shall immediately cease to use such compromised Security Device until further notice from the Company. The Participant shall be bound by all Communications and transactions resulting from any Communications made which are referable to any compromised Security Device until such time as the Company has received a notification from the Participant under this Rule 11.9.

11.10

The Company’s records of the Communications, and its record of any transactions maintained by any relevant person authorized by the Company relating to or connected with the TDCX Performance Share Plan, whether stored in electronic or printed form, shall be binding and conclusive on a Participant and shall be conclusive evidence of such Communications and/or transactions. All such records shall be admissible in evidence and the Participant shall not challenge or dispute the admissibility, reliability, accuracy or the authenticity of the contents of such records merely on the basis that such records were incorporated and/or set out in electronic form or were produced by or are the output of a computer system, and the Participant waives any of his rights (if any) to so object.

11.11

Any provision in these Rules requiring a Communication to be signed by a Participant may be satisfied in the case of an electronic Communication, by the execution of any on-line act, procedure or routine designated by the Company to signify the Participant’s intention to be bound by such Communication.

12.	MODIFICATIONS TO THE TDCX PERFORMANCE SHARE PLAN

12.1	Any or all of the provisions of the TDCX Performance Share Plan may be modified and/or altered at any time and from time to time by a resolution of the Committee, except that:

(a)

no modification or alteration shall adversely affect the rights attached to any Award granted prior to such modification or alteration except with the consent in writing of such number of Participants who, if their Awards were Released to them on the applicable Vesting Dates applicable to their Awards, would thereby become entitled to not less than three-quarters in number of all the Shares which would fall to be Vested upon Release of all outstanding Awards on the relevant Vesting Dates applicable to all such outstanding Awards; and

(b)

the definitions of “Associated Company”, “Committee”, “Consultant,” “Group”, “Group Employee”, “Group Executive Director”, “Non-Employee Director” and “Performance Period” and the provisions of Rules 4, 5, 6, 7, 8, 9, 10 and this Rule 12 shall not be altered to the advantage of Participants except with the prior approval of the Company’s shareholders by ordinary resolution in general meeting.

For the purposes of Rule 12.1(a), the opinion of the Committee as to whether any modification or alteration would adversely alter the rights attached to any Award shall be final, binding and conclusive. For the avoidance of doubt, nothing in this Rule 12.1 shall affect the right of the Committee under any other provision of the TDCX Performance Share Plan to amend or adjust any Award.

12.2

Notwithstanding anything to the contrary contained in Rule 12.1, the Committee may at any time by a resolution amend or alter the TDCX Performance Share Plan in any way to the extent necessary or desirable, in the opinion of the Committee, to cause the TDCX Performance Share Plan to comply with, or take into account, any statutory provision (or any amendment or modification thereto) or the provision or the regulations of any regulatory or other relevant authority or body.

12.3	Written notice of any modification or alteration made in accordance with this Rule 12 shall be given to all Participants.

13.	TERMS OF EMPLOYMENT UNAFFECTED

The terms of employment of a Participant who is a Group Employee shall not be affected by his participation in the TDCX Performance Share Plan, which shall neither form part of such terms nor entitle him to take into account such participation in calculating any compensation or damages on the termination of his employment for any reason.

14.	DURATION OF THE TDCX PERFORMANCE SHARE PLAN

14.1

The TDCX Performance Share Plan shall continue to be in force at the discretion of the Committee, subject to a maximum period of ten (10) years commencing on the Adoption Date, provided always that the TDCX Performance Share Plan may continue beyond the above stipulated period with the approval of the Company’s shareholders by ordinary resolution in general meeting and of any relevant authorities which may then be required.

14.2

The TDCX Performance Share Plan may be terminated at any time by the Committee or, at the discretion of the Committee, by resolution of the Company in general meeting, subject to all relevant approvals which may be required and if the TDCX Performance Share Plan is so terminated, no further Awards shall be granted by the Committee hereunder.

14.3

The expiry or termination of the TDCX Performance Share Plan shall not affect Awards which have been granted prior to such expiry or termination, whether such Awards have been Released (whether fully or partially) or not.

15.	TAXES

All taxes (including income tax) arising from the grant, Vesting or Release of any Award granted to any Participant under the TDCX Performance Share Plan shall be borne by that Participant.

16.	COSTS AND EXPENSES OF THE TDCX PERFORMANCE SHARE PLAN

16.1

Each Participant shall be responsible for all fees of the Depositary relating to or in connection with the issue and allotment or transfer of any Shares pursuant to the Release of any Award in the Depositary’s name and the delivery of ADSs by the Depositary to the Participant under Rule pursuant to Rule 7.2.4, including without limitation the deposit of share certificate(s) or, as the case may be, share transfer form(s) with the Depositary, the Participant’s securities account with Depositary, or the Participant’s securities sub-account with any agent of the Depositary.

16.2

Save for the taxes referred to in Rule 15 and such other costs and expenses expressly provided in the TDCX Performance Share Plan to be payable by the Participants, all fees, costs and expenses incurred by the Company in relation to the TDCX Performance Share Plan including but not limited to the fees, costs and expenses relating to the allotment and issue, or transfer, of Shares pursuant to the Release of any Award shall be borne by the Company.

17.	DISCLAIMER OF LIABILITY

Notwithstanding any provisions herein contained, the Committee and the Company and the Company’s directors and employees shall not under any circumstances be held liable for any costs, losses, expenses and damages whatsoever and howsoever arising in any event, including but not limited to the Company’s delay in issuing, or procuring the transfer of, the Shares.

18.	DISCLOSURES IN ANNUAL REPORT

The Company will make such disclosures in its annual report for as long as the TDCX Performance Share Plan continues in operation as from time to time including the following (where applicable):

(a)	the names of the members of the Committee administering the TDCX Performance Share Plan;

(b)	in respect of the following Participants of the TDCX Performance Share Plan:

(i)	Directors of the Company; and

(ii)

Participants (other than those in paragraph (b)(i) above) who have received Shares pursuant to the Release of Awards granted under the TDCX Performance Share Plan which, in aggregate, represent 5% or more of the total number of Shares available under the TDCX Performance Share Plan, the following information:

(aa)	the name of such Participant referred to in paragraph (b) above; and

(bb)	the following particulars relating to Shares delivered pursuant to Awards Released under the TDCX Performance Share Plan:

(1)	the number of new Shares issued to such Participant during the financial year under review; and

(2)	the number of existing Shares transferred to such Participant during the financial year under review; and

(c)	in relation to the TDCX Performance Share Plan, the following particulars:

(i)

the aggregate number of Shares comprised in Awards granted under the TDCX Performance Share Plan since the commencement of the TDCX Performance Share Plan to the end of the financial year under review;

(ii)	the aggregate number of Shares comprised in Awards which have Vested under the TDCX Performance Share Plan during the financial year under review and in respect thereof, the proportion of:

(1)	new Shares issued; and

(2)	existing Shares transferred and, where existing Shares were purchased for delivery, the range of prices at which such Shares have been purchased,

upon the Release of the Vested Awards granted under the TDCX Performance Share Plan; and

(iii)	the aggregate number of Shares comprised in Awards granted under the TDCX Performance Share Plan which have not been Released as at the end of the financial year under review.

19.	COLLECTION, USE AND DISCLOSURE OF PERSONAL DATA

For the purposes of implementing and administering the TDCX Performance Share Plan, and in order to comply with any applicable laws, listing rules, regulations and/or guidelines, the Company will collect, use and disclose the personal data of the Participants, as contained in each Award Letter and/or any other notice or communication given or received pursuant to the TDCX Performance Share Plan, and/or which is otherwise collected from the Participants (or their authorized representatives). By participating in the TDCX Performance Share Plan, each Participant consents to the collection, use and disclosure of his personal data for all such purposes, including disclosure of data to related corporations of the Company and/or third parties who provide services to the Company (whether within or outside Singapore), and to the collection, use and further disclosure by such parties for such purposes. Each Participant also warrants that where he discloses the personal data of third parties to the Company in connection with this TDCX Performance Share Plan, he has obtained the prior consent of such third parties for the Company to collect, use and disclose their personal data for the abovementioned purposes, in accordance with any applicable laws, regulations and/or guidelines. Each Participant shall indemnify the Company in respect of any penalties, liabilities, claims, demands, losses and damages as a result of the Participant’s breach of this warranty.

20.	CLAWBACK POLICIES

Notwithstanding any provision TDCX Performance Share Plan to the contrary, all Awards granted hereunder shall be subject to the terms of any recoupment policy currently in effect or such terms as may be subsequently adopted by the Board, the Committee or other committee of the Board to implement Section 304 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) or Section 10D of the Securities Exchange Act of 1934 or as the Board, the Committee or other committee of the Board otherwise may deem appropriate (or with any amendment or modification of such recoupment policy adopted by the Board, the Committee or other committee of the Board) to the extent that such Award (whether or not previously exercised or settled) or the value of such Award is required to be reduced, canceled or returned to the Company pursuant to the terms of such recoupment policy.

21.	DISPUTES

Any disputes or differences of any nature arising hereunder shall be referred to the Committee and its decision shall be final and binding in all respects.

22.	GOVERNING LAW

The TDCX Performance Share Plan shall be governed by, and construed in accordance with, the laws of the Republic of Singapore. The Participants, by accepting grants of Awards in accordance with the TDCX Performance Share Plan, and the Company submit to the exclusive jurisdiction of the courts of the Republic of Singapore.

23.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT, CHAPTER 53B

No person other than the Company or a Participant shall have any right to enforce any provision of the TDCX Performance Share Plan or any Award by virtue of the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore.